UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 4)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Ryerson Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-3425828
(State of incorporation or organization)	(I.R.S. Employer Identification no.)

2621 West 15th Place Chicago, Illinois	60608
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Right to Purchase Series D Junior Participating Preferred Stock	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section

12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement filed with the Securities Exchange Commission on Form 8-A, dated April 1, 2004 (the “Amended Form 8-A”), by Ryerson Inc. (the “Company”) relating to the rights distributed to the stockholders of the Company (the “Rights”) in connection with the Rights Agreement (as amended, the “Rights Agreement”), dated as of November 25, 1997 and amended and restated as of April 1, 2004, between the Company and The Bank of New York (the “Rights Agent”). The Amended Form 8-A is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement.

On July 24, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Rhombus Holding Corporation (“Parent”) and Rhombus Merger Corporation (“Sub”), providing for, among other things, the merger of Sub with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement.

Only July 24, 2007, in connection with the Company’s execution of the Merger Agreement, the Company and the Rights Agent executed an amendment to the Rights Agreement (the “Amendment”).

The Amendment, among other things, provided that (i) neither Parent, Sub nor any of their existing or future affiliates or associates will become an Acquiring Person, (ii) none of a Stock Acquisition Date, a Distribution Date, an event of the type described in Section 11(a)(ii) of the Rights Agreement or an event of the type described in Section 13 of the Rights Agreement shall occur, and (iii) the Rights will not separate from the shares of Common Stock, in each case, solely by reason of the approval or execution of the Merger Agreement or the announcement or consummation of the Merger, the Merger Agreement or the transactions contemplated thereby.

The Amendment also provides that the Rights Agreement shall expire immediately prior to the Effective Time (as defined in the Merger Agreement), if the Rights Agreement has not otherwise terminated. If the Merger Agreement is terminated, the changes to the Rights Agreement pursuant to the Amendment will be of no further force and effect.

The Rights Agreement and the Amendment are filed as exhibits hereto and are incorporated herein by reference. The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2. Exhibits

Exhibit No.	Description
4.1	Amended and Restated Rights Agreement, dated November 25, 1997 and amended and restated as of April 1, 2004, between Ryerson Inc. and The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Amendment to the Registration Statement on Form 8-A filed by Ryerson Inc. on April 1, 2004)

4.2	Amendment to Rights Agreement, dated as of July 24, 2007, between Ryerson Inc. and The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Ryerson Inc. on July 27, 2007)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

RYERSON INC.

By:	/s/ Virginia M. Dowling
	Name:	Virginia M. Dowling
	Title:	Vice President, Deputy General Counsel and Secretary

Dated: August 1, 2007

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Rights Agreement, dated November 25, 1997 and amended and restated as of April 1, 2004, between Ryerson Inc. and The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Amendment to the Registration Statement on Form 8-A filed by Ryerson Inc. on April 1, 2004)

4.2	Amendment to Rights Agreement, dated as of July 24, 2007, between Ryerson Inc. and The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Ryerson Inc. on July 27, 2007)